Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

Net income triples for 2016

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar 905-479-0654 e-mail: ir@alphaprotech.com	Cameron Donahue 651-653-1854 e-mail: cameron@haydenir.com

●	Net income for the full year 2016 increased 204% to $3.2 million, or $0.19 per diluted share, compared to $1.0 million, or $0.06 per diluted share, for 2015

●	Gross margin for the full year 2016 increased to 36.8%, up from 35.5% for 2015

●	Repurchased and retired 2.5 million shares of common stock at a cost of $6.8 million

Nogales, Arizona – March 7, 2017 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2016.

Lloyd Hoffman, Chief Executive Officer of Alpha Pro Tech, commented, “We significantly increased overall profitability on higher sales in our Building Supply and Infection Control segments in 2016, while navigating periods of increased competition in the roofing market and softness in the market for our Disposable Protective Apparel segment products. We are optimistic about opportunities in 2017 given recent forecasts for steady economic growth and a rise in homebuilder confidence in 2016.”

“In 2016, we further improved efficiencies in our operations to reduce inventory levels by more than 30% and reduced days of sales outstanding, which allowed us to optimize our capital deployment strategy to serve our shareholders,” said Hoffman. “As a result, and as authorized by the board, we executed open market trades to repurchase and retire approximately 2.5 million shares of our common stock during the year.”

Net sales

Consolidated sales for the fourth quarter of 2016 were $9.8 million, compared to $10.0 million in the fourth quarter of 2015. Building Supply segment sales for the three months ended December 31, 2016 increased by 3.0% to $5.6 million, compared to $5.5 million for the same period of 2015. Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2016 decreased 11.9% to $3.1 million, compared to $3.5 million for the same period of 2015. Infection Control segment sales for the three months ended December 31, 2016 increased by $64,000, or 6.0%, to $1.127 million, compared to $1.064 million for the same period of 2015.

Consolidated sales for the year ended December 31, 2016 increased 2.7% to $46.2 million, up from $45.0 million for 2015. The increase consisted of increased sales in the Building Supply segment of $1.5 million and increased sales in the Infection Control segment of $120,000, partially offset by decreased sales in the Disposable Protective Apparel segment of $442,000.

Building Supply segment sales in 2016 increased by $1.5 million, or 6.0%, to $27.3 million, compared to $25.8 million for 2015. The increase was primarily due to a 10.8% increase in sales of housewrap, a 0.4% increase in sales of synthetic roof underlayment and a 27.0% increase in sales of other woven material. Building Supply segment sales by rolls increased by a larger percentage than by dollars due to a competitive marketplace. Sales by rolls for the year ended December 31, 2016 increased by 10.4%, with a 15.0% increase in sales of housewrap and 6.3% increase in sales of synthetic roof underlayment. The sales mix of the Building Supply segment for the year ended December 31, 2016 was 60% for synthetic roof underlayment, 35% for housewrap and 5% for other woven material. This compared to 62% for synthetic roof underlayment, 33% for housewrap and 5% for other woven material for the year ended December 31, 2015.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2016 decreased by $442,000, or 3.0%, to $14.2 million, compared to $14.7 million for 2015. The decrease was primarily due to a decrease in sales to our national and regional distributors and to a lesser extent decreased sales to our major international supply chain partner.

Infection Control segment sales for the year ended December 31, 2016 increased by $120,000, or 2.7%, to $4.6 million, compared to $4.5 million for 2015. Shield sales were up by 14.2%, or $175,000, to $1.4 million, and mask sales were down by 1.7%, or $55,000, to $3.2 million.

Gross profit

Gross profit for the fourth quarter of 2016 increased by 7.5% to $3.7 million, or 37.4% gross profit margin, compared to $3.4 million, or 34.2% gross profit margin, for the same period of 2015.

Gross profit for the year ended December 31, 2016 increased by 6.3% to $17.0 million, compared to $16.0 million for 2015. The gross profit margin was 36.8% for the year ended December 31, 2016, compared to 35.5% for 2015. Management expects gross profit margin to be in a similar range in 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses of $2.8 million for the fourth quarter of 2016 were essentially unchanged from the same period of 2015. As a percentage of net sales, selling, general and administrative expenses increased to 28.6% for the fourth quarter ended December 31, 2016, up from 28.1% for the same period of 2015.

Selling, general and administrative expenses decreased by $1.0 million, or 7.4%, to $12.8 million for the year ended December 31, 2016, from $13.8 million for the year ended December 31, 2015. As a percentage of net sales, selling, general and administrative expenses decreased to 27.7% for the year ended December 31, 2016, from 30.7% for 2015.

Net income

Net income increased for the fourth quarter of 2016 to $845,000, compared to $300,000 for the same period of 2015, an increase of $545,000, or 181.7%. Net income as a percentage of net sales for the fourth quarter of 2016 and 2015 was 8.6% and 3.0%, respectively. Basic and diluted earnings per common share for the fourth quarters of 2016 and 2015 were $0.05 and $0.02, respectively.

Net income for the year ended December 31, 2016 more than tripled to $3.2 million, compared to $1.0 million for 2015, an increase of 204.3%. The increase in net income was primarily due to an increase in gross profit, a decrease in selling, general and administrative expenses and a decrease in depreciation and amortization expense. Net income as a percentage of net sales for the year ended December 31, 2016 was 6.9%, and net income as a percentage of net sales for 2015 was 2.3%. Basic and diluted earnings per common share for the years ended December 31, 2016 and 2015 were $0.19 and $0.06, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $9.5 million as of December 31, 2016, a decrease of $225,000 from $9.7 million as of December 31, 2015. The change in cash position was due to cash provided by operating activities of $6.8 million, offset by cash used in financing activities, primarily the repurchase of common stock, of $6.8 million, and cash used in investing activities of $308,000. The Company ended 2016 with working capital of $27.1 million and a current ratio of 12:1, compared to a 15:1 current ratio as of December 31, 2015.

Inventory decreased by $5.4 million, or 33.0%, to $11.0 million as of December 31, 2016 from $16.4 million as of December 31, 2015. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $2.0 million, or 35.2%, to $3.7 million, a decrease in inventory for the Building Supply segment of $2.9 million, or 37.3%, to $4.9 million, and a decrease in inventory for the Infection Control segment of $455,000, or 16.2%, to $2.3 million. Inventory decreased across all segments as a result of a strategic decision to carry less days of inventory.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the year, we had $2.5 million available for additional stock purchases under our stock repurchase program. During 2016, we repurchased 2,453,900 shares of common stock at a cost of $6.8 million, bringing the program total to 14,971,531 shares of common stock at a cost of $25.0 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, customer demand and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets

	December 31,
	2016	2015
Assets
Current assets:
Cash	$9,456,000	$9,681,000
Investments	607,000	656,000
Accounts receivable, net of allowance for doubtful accounts of $66,000 and $46,000 as of December 31, 2016 and 2015, respectively	4,648,000	2,762,000
Accounts receivable, related party	174,000	8,000
Inventories	10,994,000	16,398,000
Prepaid expenses	3,346,000	3,092,000
Deferred income tax assets	438,000	484,000
Total current assets	29,663,000	33,081,000

Property and equipment, net	2,646,000	2,907,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	34,000	51,000
Equity investments in unconsolidated affiliate	3,538,000	3,040,000
Total assets	$35,936,000	$39,134,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,005,000	$1,027,000
Accrued liabilities	1,460,000	1,128,000
Total current liabilities	2,465,000	2,155,000

Deferred income tax liabilities	807,000	867,000
Total liabilities	3,272,000	3,022,000

Commitments

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 15,411,556 and 17,850,456 shares outstanding as of December 31, 2016 and 2015, respectively	154,000	178,000
Additional paid-in capital	9,990,000	16,526,000
Accumulated other comprehensive loss	(204,000)	(148,000)
Retained earnings	22,724,000	19,556,000
Total shareholders' equity	32,664,000	36,112,000
Total liabilities and shareholders' equity	$35,936,000	$39,134,000

(1) The condensed consolidated balance sheet as of December 31, 2015 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$9,842,000	$10,030,000	$46,176,000	$44,955,000

Cost of goods sold, excluding depreciation and amortization	6,160,000	6,604,000	29,192,000	28,983,000
Gross profit	3,682,000	3,426,000	16,984,000	15,972,000

Operating expenses:
Selling, general and administrative	2,818,000	2,815,000	12,768,000	13,794,000
Depreciation and amortization	119,000	176,000	544,000	703,000
Total operating expenses	2,937,000	2,991,000	13,312,000	14,497,000

Income from operations	745,000	435,000	3,672,000	1,475,000

Other income:
Equity in income (loss) of unconsolidated affiliate	65,000	(18,000)	498,000	32,000
Interest income (expense), net	2,000	(1,000)	5,000	14,000
Total other income (loss)	67,000	(19,000)	503,000	46,000

Income before provision for (benefit from) income taxes	812,000	416,000	4,175,000	1,521,000

Provision for (benefit from) income taxes	(33,000)	116,000	1,007,000	480,000

Net income	$845,000	$300,000	$3,168,000	$1,041,000

Basic earnings per common share	$0.05	$0.02	$0.19	$0.06

Diluted earnings per common share	$0.05	$0.02	$0.19	$0.06

Basic weighted average common shares outstanding	15,778,015	18,005,304	16,835,129	18,197,109

Diluted weighted average common shares outstanding	15,942,898	18,005,304	16,835,129	18,238,364